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                                                                       Exhibit 4
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                           PAX WORLD GROWTH FUND, INC.

                   INSTRUMENTS DEFINING RIGHTS OF SHAREHOLDERS


            The following is a list of the provisions of the Articles of Incorporation and By-Laws of Pax World Growth Fund, Inc. setting forth the rights of shareholders.

I.    Relevant Provisions of Articles of Incorporation:

      ARTICLE FOURTH   -  Common Stock
      ARTICLE FIFTH    -  Election of Directors
      ARTICLE SIXTH    -  Receivership
      ARTICLE SEVENTH  -  Meetings of Stockholders
      ARTICLE EIGHTH   -  Miscellaneous
      ARTICLE NINTH    -  Amendments
      ARTICLE TENTH    -  Indemnification
      ARTICLE ELEVENTH -  Personal Liability of Directors



II.   Relevant Provisions of By-Laws:

      ARTICLE II    -  Stockholders
      ARTICLE VI    -  Shares and Their Transfer
      ARTICLE VIII  -  Indemnification
      ARTICLE IX    -  Amendment of By-Laws